SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

            Nevada                                           36-3207413
(State or other jurisdiction                        (IRS Employer Identification
of incorporation or organization)                              Number)

                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                    (Address of Principal Executive Offices)

                             2000 Stock Option Plan
                              (Full Title of Plan)

                                 Gad Riesenfeld
                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                                 (732) 452-9556
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             Adam D. Eilenberg, Esq.
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
                                                                            Proposed         Proposed
                                                                            maximum          maximum           Amount of
                                                           Amount to be     offering         aggregate         registration
Title of Securities to be registered                       registered       price per        offering          fee
                                                                            share            price
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock issuable upon exercise of               553,500       $1.875          $1,037,813            $259
553,500 Options
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock issuable upon exercise of                75,000        $4.00            $300,000             $75
75,000 Options
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock issuable upon exercise of                17,000        $4.03             $68,510             $17
17,000 Options
---------------------------------------------------------------------------------------------------------------------------
Shares of Common Stock issuable upon exercise of               854,500        $3.24(1)       $2,768,580(1)         $693(1)
854,500 Options
---------------------------------------------------------------------------------------------------------------------------
          Totals                                             1,500,000                       $4,174,903          $1,044
---------------------------------------------------------------------------------------------------------------------------

(1) These amounts are based on the average of the high and low price of Pharmos Corporation Common Stock on June 26, 2001 as reported on the Nasdaq Stock Market and are used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

                                EXPLANATORY NOTE

     The information specified in Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b) under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     The prospectus being filed with this Registration Statement has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of S-3, and may be used for reofferings of Pharmos common stock to be acquired in the future under our 2000 Stock Option Plan by the persons named in the prospectus.

PROSPECTUS

                               PHARMOS CORPORATION

                        1,500,000 SHARES OF COMMON STOCK


     This prospectus relates to up to 1,500,000 shares of common stock of Pharmos Corporation that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to the exercise of options under our 2000 Stock Option Plan. We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted under the plan.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is June 28, 2001.

                              AVAILABLE INFORMATION

     Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pharmos has filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Pharmos with the Commission are incorporated in this prospectus by reference:

o    our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

o    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert W. Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, in the future, receive proceeds from the exercise of options described in this prospectus, but only in an amount equal to the exercise price of the option multiplied by the number of options exercised. As of May 24, 2001, we have issued options to purchase 645,500 shares. If all of these options are exercised, the total proceeds we will receive will be $1,406,323. We will use any such proceeds for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The persons that may offer shares of our common stock pursuant to this prospectus are persons who may be granted options under our 2000 Stock Option Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the shares of common stock offered pursuant to this prospectus are being offered for the account of the selling stockholders.

     Based upon information currently available to us, the following table sets forth for each person named below, as of June 28, 2001 (i) that person's current position with Pharmos, (ii) the number of shares of common stock underlying options granted to that person under the plan listed above (which will vest in increments of 25%, respectively, in April of 2002, 2003, 2004 and 2005), and
(iii) the total number of issued and outstanding shares of common stock beneficially owned by that person. We will, from time to time, amend this table (by means of a supplement to this prospectus) in order to reflect option grants under the plan and/or to name additional officers and directors as selling stockholders.

                                          NO. OF SHARES               TOTAL
                                           UNDERLYING              NO. OF SHARES
SELLING STOCKHOLDER                       PLAN OPTIONS               OWNED (1)
-------------------                       ------------               ---------

Haim Aviv
Chairman, Chief Scientist,
CEO and Director                             100,000                 1,293,810

Mony Ben-Dor
Director                                      20,000                    18,125

Elkan Gamzu
Director                                      20,000                    11,250

Georges Anthony Marcel
Director                                      20,000                    15,625

David Schlachet
Director                                      20,000                    21,250

Samuel Waksal
Director                                      20,000                     5,750

Gad Riesenfeld
President                                     50,000                   223,333

Robert W. Cook
Executive Vice President, Finance,
Chief Financial Officer                       40,000                   109,750

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.


                              PLAN OF DISTRIBUTION

     The selling stockholders are offering the shares of common stock for their own account, and not for the account of Pharmos. We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any exercise of stock options granted or to be granted under the plan.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

     To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.


                                  LEGAL MATTERS

     Legal matters in connection with the securities being offered hereby will be passed upon for Pharmos by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pharmos Corporation for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by Pharmos with the Commission are incorporated in this Registration Statement by reference:

o    our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

o    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Pharmos will furnish, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830.

Item 4.  Description of Securities.

     The company's common stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers.

     Article 12 of the Company's Articles of Incorporation, as amended, directs the Company to provide in its bylaws for provisions relating to the indemnification of directors and officers to the full extent permitted by law.
Section 78.751 of the Nevada Revised Statutes, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

     The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such person.

Item 7.  Exemption from Registration Claimed.

     Not Applicable.

Item 8.  Exhibits.

     4.1 Specimen of Common Stock Certificate (incorporated by reference to exhibit 4(a) of the Pharmos Registration Statement on Form S-3 dated November 25, 1994, Registration No. 33-86720).

     4.2 Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/Prospectus included in the Pharmos Registration Statement on Form S-4 dated September 28, 1992, Registration No. 33-52398).

     4.3 Certificate of Amendment of Restated Articles of Incorporation (incorporated by reference to exhibit 3(b) of the Pharmos Annual Report on Form 10-K for the year ended December 31, 1994).

     4.4 Certificate of Amendment of Restated Articles of Incorporation (incorporated by reference to exhibit 4(d) of the Pharmos Registration Statement on Form S-3 dated March 5, 1998, Registration No. 333-47359).

     4.5 Certificate of Amendment of Restated Articles of Incorporation dated October 21, 1999 (incorporated by reference to exhibit 4(e) of the Pharmos Registration Statement on Form S-3 dated September 28, 2000, Registration No. 333-46818).

     4.6 Amended and Restated By-Laws (incorporated by reference to the Pharmos Registration Statement on Form S-3 dated September 28, 2000, Registration No. 333-46818).

     4.7 2000 Stock Option Plan (incorporated by reference to Appendix A of the Pharmos Definitive Proxy Statement on Form 14A, filed June 19,
            2000).

     5* Opinion of Ehrenreich Eilenberg & Krause LLP as to the legality of the shares of common stock being offered under the Plan.

     23.1*  Consent of PricewaterhouseCoopers LLP, independent accountants.

     23.2 Consent of Ehrenreich Eilenberg & Krause LLP (included in their opinion filed as Exhibit 5).

     24 Power of Attorney (included on the signature page of this Registration Statement).

----------
     *      Filed herewith.

Item 9.  Undertakings.

     1.   The Company hereby undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment and each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on this 28th day of June, 2001.

                                       PHARMOS CORPORATION

                                   By: /s/ HAIM AVIV
                                       -------------------------------------
                                       Dr. Haim Aviv, Chairman, Chief Scientist,
                                       Chief Executive Officer (Principal
                                       Executive Officer) and Director


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints each of Dr. Haim Aviv and Robert Cook as his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to sign on his behalf, individually and in each capacity stated below, all amendments and post-effective amendments to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each such attorney-in-fact and agent full power and authority to do an perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming each act that said attorney-in-fact and agent may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2001.

Signature                                     Title
---------                                     -----


/s/ SAMUEL WAKSAL                             Director
------------------------------------
Samuel Waksal


/s/ DAVID SCHLACHET                           Director
------------------------------------
David Schlachet


/s/ GEORGES ANTHONY MARCEL                    Director
------------------------------------
Georges Anthony Marcel


/s/ MONY BEN-DOR                              Director
------------------------------------
Mony Ben-Dor

/s/ ELKAN GAMZU                               Director
------------------------------------
Elkan Gamzu


/s/ ROBERT W. COOK                            Chief Financial Officer (Principal
------------------------------------            Financial Officer and Principal
Robert W. Cook                                  Accounting Officer)